UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 2, 2018

Enstar Group Limited
(Exact name of registrant as specified in its charter)

Bermuda	001-33289	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box HM 2267, Windsor Place, 3rd Floor 22 Queen Street, Hamilton HM JX Bermuda	N/A
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (441) 292-3645

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging Growth Company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
On February 2, 2018, Enstar Group Limited (the “Company”) entered into an exchange agreement (the “Agreement”) with KaylaRe Holdings, Ltd. (“KaylaRe”), HH KaylaRe Holdings, Ltd. (“Hillhouse”), Hillhouse Fund III, L.P., an affiliate of Hillhouse (“Hillhouse Fund”), Trident V, L.P., Trident V Parallel Fund, L.P, and Trident V Professionals Fund, L.P. (collectively, “Trident”), Souris Partners LLC (“Dowling”) and, solely for purposes of consenting to certain provisions in the Agreement, Cavello Bay Reinsurance Limited, the Company’s wholly-owned subsidiary. The Company is currently an indirect 48.2% shareholder of KaylaRe. The Agreement provides for (i) the acquisition by the Company of the remaining outstanding shares of KaylaRe and (ii) the acquisition by the Company or cancellation of all of the outstanding warrants to purchase shares of KaylaRe. Following the consummation of the transaction, which is valued at $398.3 million, KaylaRe will become a wholly-owned and consolidated subsidiary of the Company.
In consideration for the acquired shares and warrants of KaylaRe, the Company will issue an aggregate of 2,007,017 ordinary shares comprising 1,501,778 voting ordinary shares and 505,239 Series E Non-Voting Ordinary Shares (the “Series E Shares”). The shares will be issued as follows: (i) 1,204,353 voting ordinary shares and 505,239 Series E Shares to Hillhouse Fund; (ii) 285,986 voting ordinary shares to Trident; and (iii) 11,439 voting ordinary shares to Dowling. The Company has agreed to use reasonable best efforts, within 90 days of the closing of the transaction, to register for resale pursuant to the Securities Act of 1933, as amended (the “Securities Act”), the voting ordinary shares and the Series E Shares being issued to Hillhouse Fund and Trident. Prior to the transaction, as of December 31, 2017, the Company had 16,429,240 voting ordinary shares and 3,004,443 non-voting ordinary shares outstanding.
The closing of the transaction is expected to occur during the first quarter of 2018, subject to satisfaction of customary closing conditions, including receipt of all required regulatory approvals.
Prior to the consummation of the transaction, funds managed by affiliates of Hillhouse collectively own an approximate 9.9% economic interest in the Company (consisting of voting and non-voting shares) and approximately 3.3% of the Company’s voting ordinary shares. These funds also own warrants to purchase an additional 175,901 non-voting ordinary shares of the Company. Jie Liu, a member of the Company’s Board of Directors, is a Managing Director of the manager of Hillhouse.
Prior to the consummation of the transaction, an affiliate of Trident owns approximately 8.2% of the Company’s voting ordinary shares. James D. Carey, a member of the Company’s Board of Directors, is a senior principal of Stone Point Capital LLC (“Stone Point”), which serves as the manager of Trident. Mr. Carey is the sole member of an entity that is one of four general partners of the entities serving as general partners for Trident, is a member of the investment committees of such general partners, and is a member of Stone Point.
In addition, certain of the Company’s subsidiaries, directors and officers are investors in funds managed by affiliates of Hillhouse and/or Stone Point.
The foregoing description is qualified in its entirety by reference to the complete text of the Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Item 3.02 Unregistered Sales of Equity Securities.
At the time of issuance, none of the shares being issued pursuant to the Agreement will be registered under the Securities Act or the securities laws of any states, and they will be issued in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act. The Company will acquire an approximately 51.8% ownership interest in KaylaRe in exchange for issuing the Company’s shares in the transaction, making it an indirect wholly-owned subsidiary.
Pursuant to the Company’s bye-laws, each Series E Share issuable to Hillhouse Fund at the closing of the transaction shall be automatically converted into one voting ordinary share, subject to any necessary adjustments for any share splits, dividends, recapitalizations, consolidations or similar transactions occurring in respect of the Company’s voting ordinary shares or Series E Shares, only upon the transfer of such Series E Share, whether or not for value, to a third party in a Widely Dispersed Offering. As used herein, “Widely Dispersed Offering” means (i) a widespread public distribution, (ii) a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting shares of the Company or (iii) a transfer to a transferee that would control more than 50% of the voting shares of the Company without any transfer from the holder.
The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 9.01. Financial Statements and Exhibits
(d)    Exhibits
Refer to the Exhibit Index that precedes the signature page, which is incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Description

10.1
Exchange Agreement, dated as of February 2, 2018, by and among Enstar Group Limited, KaylaRe Holdings, Ltd., HH KaylaRe Holdings, Ltd., Hillhouse Fund III, L.P., Trident V, L.P., Trident V Parallel Fund, L.P, Trident V Professionals Fund, L.P., Souris Partners and Cavello Bay Reinsurance Limited.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENSTAR GROUP LIMITED

Date: February 8, 2018	By:	/s/ Guy Bowker
Guy Bowker
Chief Financial Officer